Exhibit 4.1
SUPPLEMENTAL INDENTURE
     This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 6, 2008, among Waste Services, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of April 30, 2004 (as supplemented to the date hereof, the “Indenture”), providing for the issuance of 9 1/2% Senior Subordinated Notes due 2014 (the “Notes”);
     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture, the Notes and the Note Guarantees with the written consent of the holders (the “Holders”) of a majority in aggregate principal amount of the then outstanding Notes, except for certain specific events which require the unanimous written consent vote of the Holders of the Notes;
     WHEREAS, the Company undertook a consent solicitation (the “Consent Solicitation”) pursuant to a Consent Solicitation Statement dated September 26, 2008 (the “Consent Solicitation Statement”), seeking the written consent of Holders to implement the amendments set forth in Sections 2 and 3 of this Supplemental Indenture (the “Amendments”);
     WHEREAS, in connection with the Consent Solicitation, the Company desires to refinance (the “Refinancing”) all existing indebtedness under the existing senior secured credit facilities of the Company and Waste Services (CA) Inc., whereby the Company and its subsidiaries would (i) receive proceeds of at least $240,000,000 from new senior secured credit facilities and (ii) repay all outstanding amounts under the Company’s existing senior secured credit facilities (the “Refinancing Condition”);
     WHEREAS, the Company has received pursuant to the Consent Solicitation Statement the valid written consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Supplemental Indenture;
     WHEREAS, subject to the satisfaction or waiver of all conditions to the Consent Solicitation set forth in the Consent Solicitation Statement, including the condition that Holders of at least a majority in aggregate principal amount outstanding of the Notes consent to the substance of the Amendments set forth in this Supplemental Indenture, the Company is obligated to pay to each Holder a consent fee (the “Consent Payment”) equal to 0.75% of the outstanding principal amount of the Notes for which such Holder provided its consent prior to the Expiration Time (as such term is defined in the Consent Solicitation Statement) and did not revoke such consent prior to the Expiration Time;
     WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and
     WHEREAS, in accordance with the terms of the Indenture, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee a copy of the resolutions of the Board of Directors authorizing the execution of this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Amendment to Definition of Senior Debt in Section 1.01 of the Indenture. The definition of Senior Debt in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:
“Senior Debt” means:
     (1) all Indebtedness of the Company, any Guarantor, Capital or any Foreign Subsidiary of Capital outstanding under Credit Facilities and all Hedging Obligations with respect thereto whether outstanding on the date of this Indenture or incurred thereafter;
     (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and
     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
Notwithstanding anything to the contrary in the preceding, Senior Debt shall not include:
     (1) any liability for federal, state, local or other taxes owed or owing by the Company, any Guarantor, Capital or any Foreign Subsidiary of Capital;
     (2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;
     (3) any trade payables;
     (4) the portion of any Indebtedness that is incurred in violation of this Indenture; provided that Indebtedness under a Credit Facility shall not cease to be

Senior Debt under this clause (4) if the lenders obtained a certificate from an officer of the Company as of the date of the incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be incurred under this Indenture; or
     (5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the United States Bankruptcy Code.
     3. Amendment to Section 4.09(a) of the Indenture. Section 4.09(a) of the Indenture is hereby amended and restated in its entirety to read as follows:
     (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters of the Company, for which internal consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
     4. Effectiveness of Amendments.
          (a) This Supplemental Indenture shall become effective, and shall bind the parties hereto, upon its execution by the Company, the Guarantors and the Trustee.
          (b) Notwithstanding the foregoing, the Amendments shall not become operative, and shall not be binding on the Company, the Guarantors or the Trustee, until delivery by the Company to the Trustee of written notice that (i) the Refinancing Condition has been satisfied or waived by the Company and (ii) the General Condition has been satisfied or waived by the Company. In the event that (A) the Refinancing Condition has not been satisfied or waived by the Company or (B) the General Condition has not been satisfied or waived by the Company, the Amendments shall not become operative and shall not bind the Company, any Guarantors or the Trustee and this Supplemental Indenture shall lapse automatically and be of no further force or effect. Satisfaction of the “General Condition” means the absence of any existing or proposed law or regulation that would, and the absence of any injunction or action or other proceeding that (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin or delay the implementation of the Amendments, the entering into of the Supplemental Indenture or the payment of the Consent Payment or question the legality or validity of any thereof.
     5. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     8. Effect of Supplemental Indenture. Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.
     9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:	WASTE SERVICES, INC.
	By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Executive Vice President, General Counsel and Secretary

GUARANTORS:	WASTE SERVICES OF FLORIDA, INC.
	By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Vice President and Secretary

TAFT RECYCLING, INC.
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Vice President and Secretary

SANFORD RECYCLING AND TRANSFER, INC.
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Vice President and Secretary

JACKSONVILLE FLORIDA LANDFILL, INC.
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Vice President and Secretary

[Signature Page to Supplemental Indenture]

OMNI WASTE OF OSCEOLA COUNTY LLC
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Manager

WASTE SERVICES OF ARIZONA, INC.
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Vice President and Secretary

SUN COUNTRY MATERIALS, LLC
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Vice President and Secretary

FREEDOM RECYCLING HOLDINGS, LLC
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Vice President and Secretary

SLD LANDFILL, INC.
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Vice President and Secretary

[Signature Page to Supplemental Indenture]

TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
	By:	/s/ Julie Salovitch-Miller
	Name:	Julie Salovitch-Miller
	Title:	Vice President

[Signature Page to Supplemental Indenture]